Mail Stop 3561


								March 7, 2006


By U.S. Mail

Mr. Russ Strobel
Chief Executive Officer
Nicor Inc.
1844 Ferry Road
Naperville, IL 60563

		Re:	Nicor Inc.
			Form 10-K for the year ended December 31, 2004
			Filed March 1, 2005
			File No. 1-07297

			Northern Illinois Gas Company
			Form 10-K for the year ended December 31, 2004
			Filed March 1, 2005
			File No. 1-07296

Dear Mr. Strobel,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,




							Michael Moran, Esq.
Branch Chief